NEW GENERATION
 ADVISORS, LLC

COMPLIANCE POLICIES

NOVEMBER. 2015

New Generation Advisors Compliance Policies

I.	CODE OF ETHICS

COVERAGE

This Code of Ethics shall apply to all employees of New Generation Advisors, LLC (NGA) and any consultants employed by NGA in the compliance process ("Employees").

GENERAL PRINCIPLES

The actions of all employees of NGA shall at all times be governed by the following general principles:

1.	We are fiduciaries for our clients, and as such, we have an affirmative duty of care, loyalty, honesty and good faith to act in the best interest of our clients.

2.	We must always place the interests of our clients ahead of our personal interests or the interests of the firm.

3.	We must always strive to act in a manner that avoids any conflict of interest, either real or perceived. Any such conflicts must be reported the Chief Compliance Officer.

4.	We must never take advantage of our position relative to our clients.

5.	All information regarding the security holdings and financial position of any client must be held strictly confidential.

6.	We must always strive to achieve and maintain independence and objectivity in making investment decisions.

7.	We must always strive to achieve the highest standards of professionalism in all aspects of our business.

DOCUMENTS INCORPORATED BY REFERENCE

The following NGA documents are incorporated into this Code:

1.	Personal Trading Policy

2.	Insider Trading Policy

3.	Client Privacy Policy

All Employees must be knowledgeable about and comply with the requirements of these incorporated policies.

SPECIFIC REQUIREMENTS

1.	All Employees must comply with all applicable laws and governmental regulations, particularly Federal securities laws and related regulations.

2.	No Employee may engage in any form of fraudulent or misleading conduct or commit any act that reflects adversely on their honesty, trustworthiness or professional competence.

I. Code of Ethics	Page 1

New Generation Advisors Compliance Policies

3.	No employee shall take any action that is contrary to the interests of, or in competition with, NGA or any client of NGA.

4.	No Employee may accept anything of material value from any client or supplier of NGA, unless approved in advance by the Chief Compliance Officer. "Material value" shall be defined as having an estimated value in excess of $300 received on a cumulative basis in the same quarter from the same vendor, if purchased on the open market in an arms-length transaction. If the cumulative value of gifts, meals, and/or entertainments is expected to exceed $300 for a given quarter, advance approval must be obtained from the Chief Compliance Officer at least 5 days before the event. In addition, if the cumulative amounts received exceed $300 for the quarter, the employee must report the items in writing to the Chief Compliance Officer at the end of the quarter.

5.	No contributions may be made from NGA funds (whether directly or by reimbursement) to any political party or campaign without the prior consent of the President and/or Chief Compliance Officer. Employees must also comply with NGA's Political Contribution Policy (Policy XIV).

6.	Employees may not use NGA stationery, telephones, email, or use the NGA name in any way, to solicit a) political contributions, b) charitable contributions or c) funding for business ventures not affiliated with NGA.

7.	Employees must treat as strictly confidential all information about the business techniques, clients and trading activities of NGA.

8.	Any outside services performed for which compensation is received shall be cleared in advance with George Putnam. (This shall not apply to any part-time consultants or employees otherwise subject to this Code.)

9.	Any service on a for-profit or non-profit board of directors or trustees or on an investment committee shall be cleared in advance with George Putnam.

VIOLATIONS

Any violations or suspected violations must be reported immediately to the Chief Compliance Officer and George Putnam.

QUESTIONS

Any questions about this code of ethics shall be directed to George Putnam or the Chief Compliance Officer.

I. Code of Ethics	Page 2